UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2019

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10593	11-2481903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Broadway, 3rd Floor, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On March 7, 2019, the Board of Directors (the “Board”) of Iconix Brand Group, Inc. (the “Company”) approved the implementation of a one-for-ten (1:10) reverse stock split (the “Reverse Stock Split”) of the Company’s shares of common stock, par value $0.001 per share (“Common Stock”). The Reverse Stock Split will become effective on March 14, 2019 at 12:01 a.m. EST and the Common Stock will begin trading on The Nasdaq Global Market on a split-adjusted basis on March 14, 2019.

The Company’s stockholders had previously approved a reverse split ratio of not less than 1-for-5 and not more than 1-for-10, with the exact ratio to be set within this range as determined by the Board. As a result of the Reverse Stock Split, every ten (10) outstanding shares of Common Stock will be reclassified, combined and changed into one (1) share of Common Stock. The Reverse Stock Split will reduce the number of the Company’s outstanding shares of Common Stock from approximately 75 million shares to approximately 7.5 million shares. The number of authorized shares of Common Stock will remain unadjusted as a result of the Reverse Stock Split. No fractional shares will be issued as a result of the Reverse Stock Split. All fractional shares created by the Reverse Stock Split will be rounded up to the nearest whole share. Immediately following the Reverse Stock Split, the CUSIP for the Company’s Common Stock will be 451055305.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ John McClain
	Name:	John McClain
	Title:	Chief Financial Officer

Date: March 13, 2019